Exhibit 99.1

Sphere 3D Reports Third Quarter 2024 Financial Results

STAMFORD, Connecticut, November 14, 2024 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company operating at an industrial scale, today reported financial results for the quarter ended September 30, 2024.

2024 Third Quarter Highlights

  Sphere 3D and Simple Mining LLC entered into a letter of intent to acquire a 12.5 MW site in Iowa featuring average sub 4c energy.
  Sphere 3D mined 38.7 Bitcoin during the quarter.
  Sphere 3D ended the quarter with 0.7 EH/s.

CEO Comments

"Our priority remains focused on our long-term strategy of reducing reliance on high-cost hosting partners and increasing vertical integration," said Patricia Trompeter, CEO of Sphere 3D, "Recently, we took steps to reduce counterparty risk by exiting a hosting contract, which brought a $3.0 million inflow. This was the best decision given the less favorable economics post-halving. The temporary downtime of some machines is planned and part of our ongoing efforts to shift to improved hosting solutions and build out our own infrastructure. This approach enables us to take greater control of our future. Additionally, as we upgrade our fleet with the latest generation machines, we anticipate some short-term fluctuations in exahash and Bitcoin output. However, we're confident these adjustments will enhance our efficiency and position us for sustainable growth."

Hashrate Update

Sphere 3D had approximately 0.7 EH/s hosted at September 30, 2024 operational.

Bitcoin Asset and Value

As of September 30, 2024, the Company had Bitcoin holdings of 1.3, with a market value of approximately $0.08 million.

Third Quarter FY 2024 Financial Results

• Bitcoin production during the third quarter of 2024 was 38.7 Bitcoin, compared to 181.7 Bitcoin for the third quarter of 2023.  The decrease is due to a combination of machines temporarily coming offline for a hosting contract buyout, machine refresh and strategic planning following the changes in economics due to the halving.

• Mining revenue for the third quarter was $2.4 million, compared to $5.1 million for the third quarter of 2023.

• Other Income for the third quarter of 2024 was $5.8 million up from $0.1 million in the third quarter of 2023.  We received $3.0 million in the third quarter related to a hosting contract buyout with one of our former partners.

• Operating costs and expenses for the quarter were $7.5 million, down from $12.1 million for the third quarter of 2023.

• Depreciation and amortization was $1.7 million, compared to $2.0 million for the third quarter of 2023.

• Net income was $0.1 million, or $0.01 basic earnings per share and $0.005 diluted earnings per share, compared to a net loss of $6.3 million, or a net loss of $0.50 per share, for the third quarter of 2023.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2024
	2024	2023	2024	2023
Revenues:	(Unaudited)		(Unaudited)
Bitcoin mining revenue	$2,355	$5,102	$13,967	$12,592
Service and product revenue	-	622	-	1,624
Total revenues	2,355	5,724	13,967	14,216

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of depreciation and amortization shown below)	2,731	4,292	10,997	10,331
Cost of service and product revenue	-	221	-	728
Sales and marketing	-	217	-	768
Research and development	-	362	-	859
General and administrative	3,032	3,399	9,470	10,504
Depreciation and amortization	1,737	2,028	5,374	4,428
Impairment of acquired intangible assets	-	1,231	-	1,231
Impairmant of property and equipment	-	-	860	-
Loss on disposal of property and equipment	-	315	691	566
Change in fair value of Bitcoin	8	-	(695)	-
Realized gain on sale of Bitcoin	-	(136)	-	(908)
Impairment of Bitcoin	-	199	-	549
Total operating costs and expenses	7,508	12,128	26,697	29,056
Loss from operations	(5,153)	(6,404)	(12,730)	(14,840)
Other income (expense):
Unrealized (loss) gain on investment in equity securities	(446)	-	4,093	-
Other income, net	5,775	100	6,462	1,464
Interest expense	-	(10)	-	(1,183)
Income (loss) before income taxes	176	(6,314)	(2,175)	(14,559)
Provision for income taxes	72	-	74	4
Net income (loss)	104	(6,314)	(2,249)	(14,563)
Less: Non-controlling interest - income	-	(7)	-	76
Net income (loss) available to common shareholders	$104	$(6,307)	$(2,249)	$(14,639)

Net income (loss) per share:
Basic	$0.01	$(0.50)	$(0.12)	$(1.29)
Diluted	$0.005	$(0.50)	$(0.12)	$(1.29)
Shares used in computing net income (loss) per share:
Basic	20,733,022	12,653,413	18,681,399	11,340,973
Diluted	22,323,306	12,653,413	18,681,399	11,340,973

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	September 30,	December 31,
	2024	2023
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,950	$586
Digital assets, net	79	986
Investment in equity securities	6,950	-
Other current assets	2,522	11,938
Total current assets	14,501	13,510
Property and equipment, net	23,391	24,166
Intangible assets, net	3,467	4,581
Other non-current assets	2,896	3,406
Total assets	$44,255	$45,663

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$3,419	$5,346
Total temporary equity	4,858	13,794
Total shareholders' equity	35,978	26,523
Total liabilities, temporary equity, and shareholders' equity	$44,255	$45,663